Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

March 26, 2004

Nuvelo, Inc.

675 Almanor Avenue

Sunnyvale, California 94085

Re:	Registration Statement on Form S-3 of Nuvelo, Inc.

Ladies and Gentlemen:

In connection with Post-Effective Amendment No. 1 to Registration Statement on Form S–3 (File No. 333-103257) filed by Nuvelo, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on March 26, 2004 pursuant to Rule 414 under the Securities Act of 1933, as amended, relating to the registration of the resale of 329,368 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ Latham & Watkins LLP